Exhibit 10.01.8

EIGHTH AMENDMENT TO CREDIT AGREEMENT, dated as of June 27, 2017 (this “Amendment”), among GRAÑA Y MONTERO S.A.A., as borrower (the “Borrower”) under the Credit Agreement, dated as of December 10, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”) and the Administrative Agent (as defined below); the Lenders and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower has requested the Lenders to amend and waiver certain provisions of the Credit Agreement and the Lenders are agreeable to such request upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Borrower has sold its interests in GMD S.A. (“GMD”), consisting of 89.19% of the issued and outstanding capital stock of GMD for an aggregate price of U.S.$84,732,062.30 (the “GMD Sale”), payable in several installments, the first of which has been paid and in respect of which the Borrower has received Net Asset Sale Proceeds in the amount of U.S.$29,200,000 (the “Initial GMD Payment”).

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

RATIFICATION; DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Relation to Credit Agreement; Ratification. This Amendment is entered into in accordance with Section 9.2(b) of the Credit Agreement and constitutes an integral part of the Credit Agreement. Except as amended by this Amendment, the provisions of the Credit Agreement are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.2 Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement (as amended by this Amendment) are used herein as therein defined, and the rules of interpretation set forth in Section 1.2 of the Credit Agreement shall apply mutatis mutandis to this Amendment.

ARTICLE II

AMENDMENT TO CREDIT AGREEMENT

Section 2.1 Amendment to Credit Agreement. Effective as of the Amendment No. 8 Effective Date (as defined below):

(a) Section 1.1 of the Credit Agreement is hereby amended by,

(i) adding the following definitions of the following terms in the corresponding alphabetical order:

“Addenda to the Peruvian Security Trust Agreement” means the addenda to the Peruvian Security Trust Agreement, to be entered into among Viva GyM, the BL Agent, the Administrative Agent, the trustee party thereto and, upon accession thereto, the Local Agent, in form and substance reasonably satisfactory to the Administrative Agent, providing for (a) a second priority Lien and security interest on the Capital Stock of Almonte held directly or indirectly by the Borrower for the benefit of the BL Lenders and (b) a third priority Lien and security interest on the Capital Stock of Almonte for the benefit of the Local Facility Lenders so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to the Senior Lenders have been paid in full.

“Adexus” means Adexus S.A., a sociedad anónima incorporated and existing under the laws of Chile.

“Almonte Permitted Restructuring” means the corporate spin-off process of Almonte by which the land identified in Public Entry No. 12576152 of the Real Estate Registry of the Public Registry of Lima, currently owned by Almonte, will be transferred to a special purpose vehicle, the Capital Stock of which will have the same shareholder allocation as the shareholding structure of Almonte existing on the Amendment No. 8 Effective Date.

“Amendment No. 8 Effective Date” shall have the meaning ascribed to such term in the Eighth Amendment to Credit Agreement.

[**]

“BL Agent” means the administrative agent under the BL Facility.

“BL Facility” means the loan agreement, dated June 27, 2017, among the Borrower, Banco Bilbao Vizcaya Argentaria S.A., as a lender, Natixis, New York Branch, as a lender and administrative agent, Sumitomo Mitsui Banking Corporation, as a lender and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a lender.

“BL Lenders” means the lenders under the BL Facility.

“BL Security Documents” means, collectively, (a) the G&M Collection Rights Trust Agreement, (b) the Proceeds Trust Agreement, (c) the Second Lien Share Trust Agreement, (d) the CAM Peru Share Trust Agreement, (e) the CAM Chile Share Pledge, (f) the Corporate Building Trust Agreement and (g) the Peruvian Security Trust Agreement.

“CAM Chile” means CAM Chile S.A., a sociedad anónima incorporated and existing under the laws of Chile.

“CAM Chile EBITDA” means for any period, with respect to CAM Chile and its Subsidiaries on a Consolidated basis, without duplication, net profit plus, to the extent deducted in calculating such net profit, (i) financial (expense) income, net; (ii) income tax; and (iii) depreciation and amortization, in each case determined in accordance with IFRS.

“CAM Chile Leverage Ratio” means, on any day, the ratio of (i) the aggregate principal amount of all Indebtedness of CAM Chile and its Subsidiaries on such date to (ii) CAM Chile EBITDA for the Rolling Period ended on such day (or, if such day is not the last day of a fiscal quarter of CAM Chile, ended on the last day of the fiscal quarter of CAM Chile most recently ended prior to such day).

“CAM Chile Permitted Restructuring” means the corporate transformation of CAM Chile S.A. (a company incorporated under Chilean laws) from a sociedad anónima or S.A. into a sociedad por acciones or SpA.

“CAM Chile Share Pledge” means the Prenda sin Desplazamiento sobre Acciones to be entered into among the Borrower, CAM Chile, CAM Holding S.p.A., the Administrative Agent, the BL Agent, any agent bank party thereto and, upon accession thereto, the Local Agent, in form and substance reasonably satisfactory to the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, granting (a) a second priority Lien and security interest under Chilean law in favor of the Senior Lenders in respect of 73.16% of the issued and outstanding Capital Stock of CAM Chile and (b) a third priority Lien and security interest under Chilean law in favor of the Local Facility Lenders in respect of 73.16% of the issued and outstanding Capital Stock of CAM Chile, such that the Local Facility Lenders will receive payment only after all obligations of the Borrower to Chubb and the Senior Lenders have been paid in full.

“CAM Peru” means CAM Servicios del Perú S.A., a sociedad anónima organized and existing under the laws of Peru.

“CAM Peru Share Trust Agreement” means the Contrato de Fideicomiso de Acciones CAM Peru to be entered into among the Borrower, Chubb, the Administrative Agent, the BL Agent, the trustee party thereto and, upon accession thereto, the Local Agent, in form and substance reasonably satisfactory to the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, granting (a) a first priority Lien in and to the CAM Peru Shares in favor of Chubb, (b) a second priority Lien in favor of the Senior Lenders in and to the CAM Peru Shares, so that payments to the Senior Lenders will be made only after all obligations of the Borrower to Chubb have been paid in full and (c) a third priority Lien in favor of the Local Facility Lenders in and to the CAM Peru Shares so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to Chubb and the Senior Lenders have been paid in full.

“CAM Peru Shares” means 73.16% of the issued and outstanding Capital Stock of CAM Peru.

“Chile” means the Republic of Chile.

“Chubb” means Chubb Peru S.A. Compania de Seguros y Reaseguros, a sociedad anonima organized and existing under the laws of Peru.

“Chubb CAM Chile Share Pledge” means the Prenda sin Desplazamiento sobre Acciones en CAM Chile S.A., dated March 31, 2017, between CAM Holding S.p.A. and Chubb, granting a first priority Lien and security interest under Chilean law in favor of Chubb in respect of 73.16% of the issued and outstanding Capital Stock of CAM Chile, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Chubb Facility” means the Acuerdo de Reconocimiento de Deuday Compromiso de Pago, dated March 31, 2017, between the Borrower and Chubb.

“Concessionaire Equity Payments” means any dividend or other distribution in cash with respect to any capital stock or other equity interests of the Concessionaire, or any payment in cash on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interests, or on account of any return of capital to the Concessionaire’s stockholders, partners or members (or the equivalent Person thereof), or any other payment or distribution received by the Borrower or any of its Subsidiaries associated to the capital stock of, or equity interests in, the Concessionaire held by the Borrower or such Subsidiary, directly or indirectly, in each case, other than Concessionaire Disposition Proceeds. For the avoidance of doubt, “Concessionaire Equity Payments” shall not include any Concessionaire Surety Reimbursement and any proceeds paid or payable in respect of the Borrower’s fiduciary rights under the EPC Trust Agreement.

“Concessionaire Surety Reimbursement” means any present or future monies payable to the Borrower or any of its Subsidiaries, whether arising out of a right of subrogation, reimbursement or otherwise, in respect of the obligations of the Borrower or any of its Subsidiaries under the Bridge Loan Guaranty and/or the Gasoducto Sur Peruano Performance Bond.

“Corporate Buildings” means (i) the building owned by the Borrower located in the district of Surquillo in Lima and recorded in the partida electrónica No. 41776862 of the Registro de PropiedadInmueble de Lima and (ii) the building owned by the Borrower located in the district of Miraflores in Lima and recorded in partida electronica No. 13334259 of the Registro de Propiedad Inmueble de Lima.

“Corporate Building Trust Agreement” means the Contrato de Fideicomiso de Inmuebles, to be entered into among the Borrower, the Administrative Agent, the BL Agent, the trustee party thereto and, upon accession thereto, the Local Agent, in form and substance reasonably satisfactory to the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, granting (a) a first priority Lien and security interest (subordinated to the Peruvian Mortgage Agreement) in favor of the Lenders in respect of the Corporate Buildings; (b) a second priority Lien and security interest (subordinated to the Peruvian Mortgage Agreement) in favor of the BL Lenders in respect of the Corporate Buildings and (c) a third priority Lien and Security Interest (subordinated to the Peruvian Mortgage Agreement) in favor of the Local Facility Lenders in respect of the Corporate Buildings, so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to the Senior Lenders have been paid in full. The Corporate Building Trust Agreement will contemplate a first priority order of payment in favor of the Lenders, so that payments to the BL Lenders will be made only after all obligations of the Borrower to the Lenders have been paid in full.

“Eighth Amendment to Credit Agreement” means the Eighth Amendment to Credit Agreement, dated as of June 27, 2017, among the Borrower, the Lenders party thereto and the Administrative Agent.

“EPC Agreement” means the EPC Agreement (Contrato Llave en Mano — EPC a Suma Alzada para la Ingeniería (Diseño), Procura y Construcción del Sistema de Transporte del Proyecto “Mejoras a la Seguridad Energetica del País y Desarrollo del Gasoducto Sur Peruano”) entered into among the Concessionaire, Consorcio Constructor Ductos del Sur, Odebrecht Peru Ingenieria y Construccion S.A.C., Constructora Norberto Odebrecht S.A. and GyM, dated June 25, 2014.

“EPC Trust Agreement” means the Contrato de Fideicomiso executed on April 29, 2016 between Consorcio Constructor Ductos del Sur, Odebrecht Perú Ingeniería y Construcción S.A.C., GyM, Constructora Norberto Odebrecht S.A. Sucursal Perú, Enagás S.A., the Borrower, the BL Agent and La Fiduciaria S.A., with the intervention of the Concessionaire; providing for the irrevocable transfer of certain rights and cash flows resulting from the EPC Agreement in favor of the BL Lenders (among other beneficiaries).

“G&M Collection Rights Trust Agreement” means the Contrato de Fideicomiso en Administración y Garantía to be governed by Peruvian law, to be entered into among the Borrower, the BL Agent and the trustee party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time, providing for the irrevocable transfer, in favor of a trust estate for the benefit of the BL Lenders, of all rights (and cash flows) arising from (a) the Concessionaire Surety Reimbursement and (b) the Borrower’s fiduciary rights under the EPC Trust Agreement.

“Gasoducto Sur Peruano Performance Bond” means the Garantía de Fiel Cumplimiento, dated July 18, 2016, issued by Chubb in favor of MINEM, with the Borrower as account party, in respect of the obligations of the Concessionaire under the Gasoducto Sur Peruano Concession Agreement.

“Local Agent” means the administrative agent for the Local Facility Lenders under the Local Facility.

“Local Facility” means (a) a syndicated loan facility of up to U.S.$162,000,000 to be granted by the Local Facility Lenders, consisting of (i) a revolving facility of GyM, (ii) a term loan facility of GyM and (iii) a term loan facility for the reimbursement of outstanding surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit and similar instruments issued for the account of the Borrower or any of its Subsidiaries in their ordinary course of business, (b) a stand by letter of credit facility of up to U.S.$150,000,000 for the issuance of new standby letters of credit for the account of the Borrower and GyM to serve as surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit or similar instruments of the Borrower or any of its Subsidiaries in their ordinary course of business to be granted by the Local Facility Lenders and (c) a commitment for the maintenance and renewal of existing standby letters of credit for the account of (i) the Borrower, (ii) GyM and/or (iii) Affiliates of the Borrower.

“Local Facility Lenders” means Banco de Credito del Perú, Banco Internacional del Perú S.A.A., Scotiabank Perú S.A.A. and BBVA Banco Continental, or any of their affiliates who are lenders under the Local Facility, and any other financial institutions from time to time party to the Local Facility as lenders.

“Proceeds Collateral” means all proceeds in respect of the Disposition, whether in one or a series of transactions, of (a) 67% of the issued and outstanding Capital Stock of Norvial, (b) 75% of the issued and outstanding Capital Stock of GyM Ferrovias, (c) 73.16% of the issued and outstanding Capital Stock of CAM Chile, (d) the CAM Peru Shares and (e) 91.03% of the issued and outstanding Capital Stock of Adexus.

“Proceeds Trust Agreement” means the Contrato de Fideicomiso de Flujos to be entered into among the Borrower, the Administrative Agent, the BL Agent, Chubb, the trustee party thereto and, upon accession thereto, the Local Agent, in form and substance reasonably satisfactory to the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, granting (a) a first priority Lien and security interest in favor of the Lenders in and to all proceeds from the sale of the Capital Stock of Almonte and the Corporate Buildings, (b) a second priority Lien and security interest in favor of the BL Lenders and Chubb in and to all proceeds from the sale of the Capital Stock of Almonte and the Corporate Buildings remaining after application of all such proceeds to the repayment in full of the obligations of the Borrower under this Agreement, (c) a third priority Lien and security interest in favor of the Local Facility Lenders in and to all proceeds from the sale of the Capital Stock of Almonte and the Corporate Buildings remaining after application of all such proceeds to the repayment in full of the obligations of the Borrower under this Agreement, the BL Facility and the Chubb Facility, (d) a first priority Lien and security interest in favor of the Senior Lenders and Chubb in and to the Proceeds Collateral (other than pursuant to the enforcement by any Secured Party of its rights under the CAM Peru Share Trust Agreement or the CAM Chile Share Pledge) and (e) a second priority Lien and security interest in favor of the Local Facility Lenders in and to the Proceeds Collateral (other than pursuant to the enforcement by any Secured Party of its rights under the CAM Peru Share Trust Agreement or the CAM Chile Share Pledge) remaining after application of all such proceeds to the repayment in full of the obligations of the Borrower under this Agreement, the BL Facility and the Chubb Facility, and providing that the effectiveness of the Lien and security interest therein with respect to the proceeds of any disposition of Norvial or GyM Ferrovias shall be subject to the consent of their respective bondholders, if applicable.

“Recaudo Lima” means Recaudo Lima S.A., a sociedad anónima organized and existing under the laws of Peru.

“Red Eagle Mining” means Red Eagle Mining Corporation, corporation organized and existing under the laws of Canada.

“Second Lien Share Trust Agreement” means the Fideicomiso de Acciones CONCAR-GyM to be entered into among the Borrower, the Administrative Agent, the BL Agent, the trustee party thereto and, upon accession thereto, the Local Agent, in form and substance reasonably satisfactory to the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, providing for (a) a first priority Lien and security interest (subordinated to the Peruvian Share Pledge Agreement) over the Second Lien Shares in favor of the Lenders; (b) a second priority Lien and security interest (subordinated to the Peruvian Share Pledge Agreement) over the Second Lien Shares in favor of the BL Lenders and (c) a third priority Lien and Security Interest (subordinated to the Peruvian Share Pledge Agreement) over the Second Lien Shares in favor of the Local Facility Lenders so that payments to the Local Facility Lenders will be made only after all obligations of the Borrower to Senior Lenders have been paid in full. The Second Lien Share Trust Agreement will contemplate a first priority order of payment in favor of the Lenders so that payments to the BL Lenders will be made only after all obligations of the Borrower to the Lenders have been paid in full.

“Second Lien Shares” means (i) 98.24% of the issued and outstanding Capital Stock of GyM and (ii) 99.9983% of the issued and outstanding Capital Stock of Concar.

“Secured Parties” means, collectively, each Senior Lender, Chubb, and any agent or trustee therefor.

“Senior Lenders” means, collectively, the Lenders and the BL Lenders.

(ii) replacing the definitions of the terms “Consolidated EBITDA,” “Consolidated Total Indebtedness,” “Excluded Dispositions,” “Permitted Encumbrances,” “Peruvian Security Trust Agreement,” “Reserve Account Required Balance” and “Security Documents” in their entirety with the following:

“Consolidated EBITDA” for any period, means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, without duplication, net profit plus, to the extent deducted in calculating such net profit, (i) financial (expense) income, net; (ii) income tax; (iii) depreciation and amortization; (iv) the amount corresponding to the tariff for the Lima Metro concession actually paid to GyM Ferrovias during such period (on account of the Peruvian government’s repayment of amounts invested by GyM Ferrovias to purchase trains and other infrastructure for the Lima Metro concession); and (v) the portion of costs of sales during such period related to purchase of land in the Borrower’s real estate segment, in each case determined in accordance with IFRS, minus (A) the EBITDA of (i) any Non-Recourse Subsidiary, (ii) Adexus, (iii) CAM Chile and (iv) CAM Peru; and (B) [**]. As used in connection with any Non-Recourse Subsidiary, Adexus, and CAM Chile, in this definition, the term “EBITDA “ shall have a correlative meaning with the foregoing.

“Consolidated Total Indebtedness” means, with respect to the Borrower and its Subsidiaries (other than any Non-Recourse Subsidiary) on any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries on such date, minus the aggregate amount of any Indebtedness of (i) the Borrower described in Section 6.6(a)(iv)(ii), (ii) Adexus, (iii) CAM Chile, (iv) CAM Peru and (v) the Borrower under the Loans, the BL Facility and the Chubb Facility, determined on a Consolidated basis in accordance with IFRS.

“Excluded Dispositions” means any Disposition by the Borrower or any of its Subsidiaries, (i) of obsolete assets and scrap, (ii) of worn out, surplus, depleted or uneconomic equipment, (iii) of inventory or machinery in the ordinary course of business of the Borrower or such Subsidiaries, (iv) expressly permitted by Section 6.2(a), (v) of Reference Project Receivables, (vi) of the equity interests in Red Eagle Mining or (vii) associated with Liens permitted hereunder.

“Permitted Encumbrances” means (i) Liens imposed by law for taxes that are not yet due or are being Contested; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, vendors’ salary and social security and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being Contested; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability or unemployment insurance, pensions and other social security laws or regulations; (iv) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return-of-money bonds, tenders and other obligations of a like nature, in each case in the ordinary course of business; (v) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(j); (vi) minor irregularities in title to real property that do not secure any monetary obligations and which do not materially interfere with the occupation, use or enjoyment by the Borrower or any of its Subsidiaries, of any of their respective properties or assets; (vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries; (viii) purchase money Liens created or arising over any property or asset which is acquired, constructed or created by the Borrower or any of its Subsidiaries but only if (a) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto, (b) such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation and (c) such Lien is confined solely to the property so acquired, constructed or created; (ix) Liens securing the obligations of the Borrower, GyM and other Subsidiaries in respect of bonds guaranteed by the Borrower, under the Local Facility consisting of one or more of the following: (a) Liens over the Collateral, solely to the extent that such Liens’ priority is lower than the priority of the Secured Parties and the beneficiaries of such Lien will not have the right to enforce such Lien, (b) Liens over Capital Stock of Stracon GyM S.A. and (c) Liens over accounts receivable and cashflows of GyM; (x) Liens created pursuant to the Security Documents, the BL Security Documents and the Chubb CAM Chile Share Pledge; (xi) Liens in existence on the date hereof and described in Schedule 1.1-II; (xii) Liens created pursuant to Non-Recourse Subsidiary Pledge Agreements;(xiii) customary rights of setoff as to bank accounts maintained with financial institutions; (xiv) until one (1) Business Day after the Closing Date (as defined in the BL Facility), Liens securing Indebtedness of the Borrower under the Bridge Loan Guarantee or the Bridge Loan; and (xv) Liens over the assets of CAM Chile securing Indebtedness of CAM Chile Incurred in accordance with Section 6.6; provided, however, that except as expressly contemplated by clauses (viii) through (xii) and clauses (xiv) and (xv) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Peruvian Security Trust Agreement” means the Peruvian collateral trust agreement dated March 11, 2016, providing for a first priority Lien on the Capital Stock of Almonte held, directly or indirectly, by the Borrower, as amended by the Addenda to the Peruvian Security Trust Agreement, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Reserve Account Required Balance” means, as of any date of determination, the lesser of (i) U.S.$3,000,000 and (ii) the aggregate outstanding principal amount of, and interest on, the Loans as of such date of determination.

“Security Documents” means, collectively, the Peruvian Share Pledge Agreements, the Peruvian Mortgage Agreement, the Reserve Account Control Agreement, the Reserve Account Security Agreement, the Peruvian Account Pledge Agreement, the Peruvian Security Trust Agreement, the Proceeds Trust Agreement, the CAM Chile Share Pledge, the Corporate Building Trust Agreement, the Second Lien Share Trust Agreement and the CAM Peru Share Trust Agreement.”

(iii) amending the definition of the term “Concessionaire Disposition Proceeds” by adding the following sentence at the end thereof:

“For the avoidance of doubt, “Concessionaire Disposition Proceeds” shall not include any Concessionaire Surety Reimbursement and any proceeds paid or payable in respect of the Borrower’s fiduciary rights under the EPC Trust Agreement.”

(iv) amending the definition of the term “Non-Recourse Indebtedness” by replacing clause (c) thereof in its entirety with the following:

“(c) subject to the proviso below, neither the Borrower nor any of its Subsidiaries (other than any Non-Recourse Subsidiary) has Guaranteed or otherwise agreed to become liable to pay such Indebtedness; provided, however that solely in respect of GyM Ferrovias, Guarantees by the Borrower of indebtedness of GyM Ferrovias Incurred in connection with the Reference Ferrovias Project in an aggregate amount not exceeding, at any time, (i) U.S.$40,000,000 in respect of Indebtedness of GyM Ferrovias and (ii) U.S.$26,000,000 in respect of the obligations of GyM Ferrovias under one or more interest rate hedging agreements shall be disregarded for purposes of this clause (c); and”

(v) deleting the definitions of the terms “Contingent Equity Letter of Credit” and “Letters of Credit” in their entirety.

(b) Section 2.8(b) of the Credit Agreement is hereby amended by,

(i) replacing clauses (ii), (iii), (iv) and (vi) thereof in their entirety with the following:

“(ii) In case of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds during any fiscal year of the Borrower, in connection with any Disposition or series of Dispositions by the Borrower or any of its Subsidiaries (other than (A) Excluded Dispositions, (B) Dispositions in connection with the enforcement of the Liens under the Security Documents, the BL Security Documents or the Chubb CAM Chile Share Pledge or the Liens described in clause (ix) of “Permitted Encumbrances, “ (C) Dispositions of the Capital Stock of Almonte or (D) the Disposition of any Corporate Building) made during such fiscal year of the Borrower, subject to Section 2.8(d), the Borrower shall, or shall cause such Subsidiary to, prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt of such Net Asset Sale Proceeds, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the product of (A) the aggregate amount of such Net Asset Sale Proceeds amount and (B) 0.50.

(iii) In case of receipt by the Borrower or any of its Subsidiaries of any Concessionaire Disposition Proceeds, subject to Section 2.8(d), the Borrower shall, or shall cause such Subsidiary to, prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt of such Concessionaire Disposition Proceeds, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the aggregate amount of such Concessionaire Disposition Proceeds.

(iv) In case of receipt by Almonte of any Almonte Sale Proceeds or of the Borrower of any Net Asset Sale Proceeds in connection with the Disposition of the Capital Stock of Almonte or the Disposition of any Corporate Building, subject to Section 2.8(d). the Borrower shall prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt by Almonte of such Almonte Sale Proceeds or the Borrower of such Net Asset Sale Proceeds, as applicable, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the aggregate amount of such Almonte Sale Proceeds or Net Asset Sale proceeds, as applicable.

(v) In case of receipt by the Borrower or any of its Subsidiaries of any Concessionaire Equity Payments, subject to Section 2.8(d), the Borrower shall, or shall cause such Subsidiary to, prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt of such Concessionaire Equity Payments, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the aggregate amount of such Concessionaire Equity Payments.”

(ii) adding the following new clauses (vii), (viii) and (ix) at the end thereof:

“(vii) In case of receipt by the Borrower or any of its Subsidiaries, at any time following the repayment in full of the Indebtedness of the Borrower under the BL Facility, of any Concessionaire Surety Reimbursement, subject to Section 2.8(d), the Borrower shall, or shall cause such Subsidiary to, prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt of such Concessionaire Surety Reimbursement, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the aggregate amount of such Concessionaire Surety Reimbursement.

(viii) In case the aggregate outstanding principal amount of the Loans as of May 27, 2018 (or if such day is not a Business Day, as of the immediately succeeding Business Day), is not equal to or less than U.S.$90,000,000, the Borrower shall prepay the Loans on such date in an amount that, after giving effect to such prepayment, shall cause the aggregate outstanding principal amount of the Loans to be equal to, or less than, U.S.$90,000,000 as of such date.

(ix) In case the aggregate outstanding principal amount of the Loans as of May 27, 2019 (or if such day is not a Business Day, as of the immediately succeeding Business Day), is not equal to or less than U.S.$45,000,000, the Borrower shall prepay the Loans on such date in an amount that, after giving effect to such prepayment, shall cause the aggregate outstanding principal amount of the Loans to be equal to, or less than, U.S.$45,000,000 as of such date.”

(c) Section 2.8(c) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(c) The Borrower shall notify the Administrative Agent by e-mail in portable document format (.pdf) or facsimile (with confirmation of transmission) or hand delivery of any prepayment of the Loans pursuant to Section 2.8(b) not later than 11:00 a.m. (New York City time) at least three Business Days before (A) the date the Borrower, or any of its Subsidiaries (as applicable) expects to receive any Net Debt Incurrence Proceeds, Net Asset Sale Proceeds, Concessionaire Disposition Proceeds, Almonte Sale Proceeds, Concessionaire Equity Payments, Concessionaire Surety Reimbursements, (B) the date on which the Borrower expects a Change in Control to occur or (C) each of May 27, 2018 and May 27, 2019 if the outstanding balance of the Loans as of such dates is less than the amounts set forth in clause (b)(xi) or (b)(xii) above, as applicable. Each such notice shall specify the prepayment date, the principal amount of each Loan to be prepaid and the amount of accrued interest thereon to the date of the prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof”.

(d) Section 2.8(d) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(d) Each prepayment of Loans under Section 2.8(a) or 2.8(b) shall be (i) accompanied by accrued interest to the date of such prepayment on the amount prepaid and all other amounts in respect therewith then due and payable hereunder, (ii) subject to Section 2.16 and (iii) subject to Section 5.13(c); provided, that the amounts applied toward prepayment of the Loans pursuant to Sections 2.8(b)(ii), (iii), (iv), (vi), and (vii), shall be inclusive of (and not net of) interest. The proceeds described in such clauses shall be applied (A) first, if such amounts were received by the Borrower or any of its Subsidiaries after the date on which the Borrower exercises the right described in Section 5.13(c), to fund the Reserve Account until the balance on deposit therein is U.S.$4,500,000, (B) second, toward the payment of interest and (C) third, toward the prepayment of principal of the Loans in accordance with Section 2.8(e).”

(e) Section 2.8(e) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(e) Each prepayment of the Loans made at any time following the Amendment No. 8 Effective Date pursuant to Section 2.8(b) shall be applied in the following order: (A) First, amounts received in respect of any such prepayment of up to U.S.$45,525,000 (individually or in the aggregate), shall be applied to the unpaid installments of the Loans required to be made on each Principal Repayment Date falling on or prior to June 30, 2018, in direct order of maturity, and (B) Second, amounts received in respect of any such prepayment in excess of U.S.$45,525,000 (individually or in the aggregate), shall be applied ratably to the remaining unpaid installments of the Loans.”

(f) Section 2.16(b) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(b) the payment or prepayment (other than on an Interest Payment Date) of the principal of any Loan (including as a result of an Event of Default), other than prepayments under Sections 2.8(b)(ii), (iii), (iv), (vi), and (vii); or the payment or prepayment of any principal of the Loans other than on the scheduled date of repayment thereof pursuant to Section 2.6(a); or”

(g) Section 5.1 of the Credit Agreement is hereby amended by deleting clause (f) thereof and renumbering each subsequent clause thereof accordingly.

(h) Section 5.2 of the Credit Agreement is hereby amended by deleting clause (d) thereof and renumbering each subsequent clause thereof accordingly.

(i) Section 5.13 of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“Section 5.13 Maintenance of Accounts; Preservation of Rights Under the Security Documents:

(a) The Borrower shall maintain the Reserve Account pursuant to the Reserve Account Control Agreement.

(b) The Borrower shall maintain the Collection Account.

(c) The Borrower shall cause the balance on deposit in the Reserve Account to be, on and at all times following the Closing Date, equal to or exceeding U.S.$4,500,000; provided, however that the Borrower shall have the right to request a withdrawal from the Reserve Account on any Interest Payment Date in an amount which, after giving effect to such withdrawal, would not cause the balance on deposit in the Reserve Account to be less than the Reserve Account Required Balance, if (and only to the extent that) the funds so withdrawn are directly transferred to the Administrative Agent on such Interest Payment Date to be further applied by the Administrative Agent, on behalf of the Borrower, towards the payment of interest of the Loans due and payable on such Interest Payment Date.

(d) Not later than two Business Days immediately following the Closing Date, the Borrower shall deliver to the Administrative Agent documentation evidencing the due filing for registration of the Peruvian Mortgage Agreement with the Registro de la Propiedad Inmueble — Oficina Registral Lima.

(e) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the Peruvian Mortgage Agreement with the Registro de la Propiedad Inmueble — Oficina Registral Lima, within the period specified in Section 6.5 of the Peruvian Mortgage Agreement.

(f) Not later than 45 days following the Amendment No. 8 Effective Date, the Borrower shall deliver to the Administrative Agent (i) the CAM Chile Share Pledge, duly executed and delivered by each of the parties thereto, together with evidence of the filing thereof with the applicable public registry and (ii) legal opinions addressed to the Administrative Agent and each Lender, issued by Chilean counsel to the Borrower acceptable to the Administrative Agent and covering such matters relating to the CAM Chile Share Pledge and the transactions contemplated thereby as the Administrative Agent may reasonably request.

(g) Not later than 60 days following the Amendment No. 8 Effective Date, the Borrower shall deliver to the Administrative Agent (i) the CAM Peru Share Trust Agreement, the Corporate Building Trust Agreement, the Second Lien Share Trust Agreement and the Proceeds Trust Agreement, each duly executed and delivered by each of the parties named as a proposed signatory thereto, together with evidence of the filing thereof with the applicable public registry and (ii) a legal opinion addressed to the Administrative Agent and each Lender, issued by Peruvian counsel to the Borrower acceptable to the Administrative Agent and covering such matters relating to each of the CAM Peru Share Trust Agreement, the Corporate Building Trust Agreement, the Second Lien Share Trust Agreement and the Proceeds Trust Agreement and the transactions contemplated thereby as the Administrative Agent may reasonably request.

(h) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the CAM Chile Share Pledge in the shareholders registry of CAM Chile by a notary public and written acknowledgement of CAM Chile of the CAM Chile Share Pledge, within the period specified in the CAM Chile Share Pledge.

(i) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the CAM Peru Share Trust Agreement with the Registro Mobiliario de Contratos, within the period specified in the CAM Peru Share Trust Agreement.

(j) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the Corporate Building Trust Agreement with the Registro Mobiliario de Contratos and the Registro de Propiedad Inmueble, within the period specified in Section 10.12 of the Corporate Building Trust Agreement.

(k) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the Second Lien Share Trust Agreement with the Registro Mobiliario de Contratos, within the period specified in Section 10.14 of the Second Lien Share Trust Agreement.

(l) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the Proceeds Trust Agreement with the Registro Mobiliario de Contratos, within the period specified in the Proceeds Trust Agreement.

(m) The Borrower shall from time to time take such actions as may be necessary or advisable in order to preserve the rights of the Administrative Agent and the Lenders under each of the Security Documents. Without limiting the generality of the foregoing, the Borrower shall execute any documents, filing statements, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Financing Documents to which it is a party and in order to grant, preserve, protect and perfect the validity and first priority or second priority, as applicable, of the Liens created or intended to be created by the Security Documents.”

(j) Section 5.16 of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“Section 5.16 Most Favored Terms. If at any time after the Amendment No. 8 Effective Date the BL Facility shall include any term or condition (including, without limitation, pricing, covenants, events of default and prepayment events, but excluding tenor), not set forth in the Financing Documents or that would be more beneficial to the Lenders than any analogous provision contained in this Agreement (any such term or condition, an “Additional Provision”), then the Borrower shall substantially concurrently with (and on the same date on which such Additional Provision becomes effective under the BL Facility) provide written notice thereof to the Administrative Agent setting forth a description in reasonable detail of such Additional Provision. Thereupon, unless waived in writing by the Required Lenders within five days of receipt of such notice by the Required Lenders, such Additional Provision (and any related definitions) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis (including any grace period, if applicable, with respect thereto), as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Provision became effective under the BL Facility. Thereafter upon the request of the Administrative Agent, the Borrower shall enter into any additional agreement or amendment to this Agreement reasonably satisfactory to the Administrative Agent evidencing any of the foregoing.”

(k) Section 5.17 of the Credit Agreement is hereby amended by deleting it in its entirety.

(l) Section 6.1 of the Credit Agreement is hereby amended by replacing clauses (b) and (c) thereof in their entirety with the following:

“(b) The Borrower shall not permit Concar or Almonte to incur, assume or permit to exist any Lien on any property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, whether presently owned or hereafter acquired, other than, solely with respect to Concar, (x) Liens in existence on the date hereof and described in Schedule 6.1(b), (y) Liens on the cash flows of Concar securing Indebtedness Incurred, and performance bonds, advance payment bonds and bid/offer payment bonds procured, in the ordinary course of business of Concar and (z) Liens on any other property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, with a Fair Market Value not exceeding, at any time, individually or in the aggregate, together with other property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof subject to Liens permitted by this Section 6.1(b)(x), U.S.$7,000,000.

(c) Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, whether presently owned or hereafter acquired, of any Person constituting or intended to constitute Collateral, other than the Permitted Encumbrances of the type specified in clauses (ix) or (x) or, in respect of the Reserve Account, (xiii) of the definition of the term “Permitted Encumbrances”.”

(m) Section 6.2 of the Credit Agreement is hereby amended by replacing clause (a) thereof in its entirety with the following:

“(a) Mergers; Consolidations; Disposal of Assets; Etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of all or substantially all, the assets of the Borrower or any such Subsidiary, or liquidate, apply to be wound up or dissolve, except that (i) any Subsidiary of the Borrower may merge with and into the Borrower or with another Subsidiary of the Borrower, (ii) any Non-Recourse Subsidiary may make a Disposition of all or substantially all of its assets to any trust, fideicomiso or any other similar arrangement in a transaction constituting a Lien securing Non-Recourse Indebtedness of such Non-Recourse Subsidiary, (iii) Almonte may consummate the Almonte Permitted Restructuring and (iv) CAM Chile may consummate the CAM Chile Permitted Restructuring.”

(n) Section 6.5 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“except with respect to the Corporate Buildings; provided that any Net Asset Sale Proceeds resulting therefrom are applied by the Borrower or such Subsidiary pursuant to Section 2.8(b)(iv).”

(o) Section 6.6(a) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(a) The Borrower shall not Incur any Indebtedness other than:

(i) Indebtedness under the Financing Documents;

(ii) Guarantees of Indebtedness outstanding as of the Closing Date and listed in Schedule 3.4(d);

(iii) until one (1) Business Day after the Closing Date (as defined in the BL Facility), Indebtedness Incurred under the Bridge Loan Letter of Credit or Guarantees of Indebtedness Incurred under the Bridge Loan, in an aggregate amount not to exceed, at any time, U.S.$130,000,000; provided, that if such Indebtedness is secured by a Lien permitted hereunder, the Bridge Loan Letter of Credit shall be in form and substance reasonable satisfactory to the Administrative Agent;

(iv) Guarantees by the Borrower or any of its Subsidiaries of obligations of GyM Ferrovias incurred in connection with the Reference Ferrovias Project, in an aggregate amount not exceeding, at any time (i) U.S.$40,000,000 in respect of Indebtedness of GyM Ferrovias and (ii) U.S.$26,000,000 in respect of the obligations of GyM Ferrovias under one or more interest rate hedging agreements;

(v) Indebtedness for borrowed money of the Borrower with any of its Subsidiaries; provided that (x) such Indebtedness is expressly subordinated in right of payment to the obligations of the Borrower under any of the Financing Documents, (y) such Indebtedness is unsecured and (z) the Borrower and such Subsidiary shall have executed and delivered such agreements, instruments and other documents, and shall have taken such actions as the Administrative Agent reasonably requests, so that all rights of such Subsidiary under such Indebtedness shall be subject to a first priority fully perfected Lien securing the repayment and other obligations of the Borrower under the Financing Documents;

(vi) Guarantees of obligations of GyM Ferrovias in respect of the deferred purchase price of property or services, if (and only to the extent that) such Guaranty is permitted under Section 6.8(e);

(vii) additional Indebtedness of the Borrower for borrowed money provided that (x) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness, and (y) the Net Debt Incurrence Proceeds therefrom are applied to prepay the Loans pursuant to Section 2.8(b)(i);

(viii) Indebtedness of the Borrower under the BL Facility;

(ix) Indebtedness of the Borrower under the Chubb Facility;

(x) Indebtedness of the Borrower under the Local Facility;

(xi) Indebtedness of the Borrower to Viva GyM and CAM Holding S.p.A. in connection with the disposition of (i) the Capital Stock of Almonte and CAM Chile in accordance with the Security Documents and (ii) CSM and the Capital Stock of Prinsur; provided, that such Indebtedness is repaid by set-off of dividends and/or reductions of capital within ten Business Days following (x) the date of incurrence thereof (in the case of the dispositions described in clause (i) above) or (y) the Amendment No. 8 Effective Date (in the case of the dispositions described in clause (ii) above); and

(xii) Indebtedness of the Borrower to GyM in connection with the repayment of Indebtedness under the Local Facility used to reimburse draws on surety bonds, performance bonds, advance payment bonds, bid/offer payment bonds, letters of credit and similar instruments; provided that such Indebtedness of the Borrower to GyM is subordinated in accordance with clause (v) above within ten Business Days following the date of incurrence thereof.”

(p) Section 6.6(b) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“(b) The Borrower shall not permit any of its Subsidiaries (other than Almonte and Concar, CAM Chile, Adexus and CAM Peru) to Incur any Indebtedness, unless at the time of Incurrence of any such Indebtedness and after giving effect on a pro forma basis to the Incurrence of such Indebtedness, (x) the Borrower shall be in compliance with Section 6.7(a) through (c) and (y) no Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness.”

(q) Section 6.6 of the Credit Agreement is hereby amended by adding new clauses (d), (e), (f) and (g) at the end thereof:

“(d) The Borrower shall not permit CAM Chile to Incur any Indebtedness, unless at the time of Incurrence of any such Indebtedness and after giving effect on a pro forma basis to the Incurrence of such Indebtedness, (x) CAM Chile shall be in compliance with Section 6.7(d) and (y) no Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness.

(e) The Borrower shall not permit Adexus to Incur any Indebtedness exceeding, at any time outstanding, individually or in the aggregate, a principal amount of U.S.$25,000,000 (or the Dollar Equivalent thereof).

(f) The Borrower shall not permit CAM Peru to Incur any Indebtedness exceeding, at any time outstanding, individually or in the aggregate, a principal amount of U.S.$1,500,000 (or the Dollar Equivalent thereof).

(g) The Borrower shall not permit GyM to Incur any secured Indebtedness other than Indebtedness under the Local Facility secured by Liens of the type specified in clause (ix) of the definition of the term “Permitted Encumbrances.”

(r) Section 6.7 of the Credit Agreement is hereby amended by,

(i) replacing clauses (a), (b) and (c) thereof in their entirety with the following:

“(a) Commencing on April 1, 2018, the Borrower shall not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio to be less than 3.5:1.00 at any time.

(b) The Borrower shall not permit the Consolidated Leverage Ratio to be more than (i) 3.5:1.00 at any time during the period commencing on December 31, 2016 and ending on March 31, 2017; (ii) 3.5:1.00 at any time during the period commencing on April 1, 2017 and ending on June 30, 2017; (iii) 3.0:1.00 at any time during the period commencing on July 1, 2017 and ending on September 30, 2017; and (iv) 2.5:1.00 at any time thereafter.

(c) Commencing on April 1, 2018, the Borrower shall not permit the Debt Service Coverage Ratio to be less than 1.5:1.00.”

(ii) adding new clause (d) at the end thereof:

“(d) The Borrower shall not permit the CAM Chile Leverage Ratio to be less than 2.5:1.00 at any time.”

(s) Section 6.8 of the Credit Agreement is hereby amended by replacing clauses (f), (g) and (h) in their entirety with the following new clauses (f), (g), (h), (i) and (j):

“(f) at any time after the aggregate outstanding Indebtedness under this Agreement, the Chubb Facility and the BL Facility is less than U.S.$90,000,000, so long as no Default shall have occurred and be continuing at the time of such Investment, Investments of the Borrower or of any Subsidiary of the Borrower in any Non-Recourse Subsidiary or in any Person, made in the ordinary course of business, not exceeding, individually or in the aggregate, U.S.$20,000,000 (or the Dollar Equivalent thereof), during any fiscal year of the Borrower;

(g) Investments consisting of Guarantees permitted under Section 6.6;

(h) the (i) acquisition by GyM of Capital Stock of Morelco S.A.S. in connection with the put options exercised by Patrimonio Autónomo (Arturo José Serna) in respect of the Capital Stock of Morelco S.A.S. in an amount not exceeding, individually or in the aggregate, U.S.$15,136,932 and (ii) loans and capital contributions by GyM to GyM Chile S.p.A. in connection with the put options exercised prior to the Amendment No. 8 Effective Date by the shareholders of Vialy Vives — DSD S.A. (other than GyM, IyC GYM Ltda. and GyM Chile S.p.A.) in respect of Capital Stock of Vial y Vives — DSD S.A. in an amount not exceeding, individually or in the aggregate, U.S.$7,812,333;

(i) Investments in the Concessionaire in the form of (i) the Base Equity Contribution and (ii) to the extent permitted by Sections 6.6(a)(iii), the Bridge Loan Letter of Credit or Guarantees of Indebtedness Incurred under the Bridge Loan; and

(j) to the extent not permitted under clauses (a) through (g) above, Investments by any Subsidiary of the Borrower made in the ordinary course of business and consistent with past practice (1) in consorcios or asociaciones en participacion to which such Subsidiary is a party, and (2) in the form of equity contributions to Persons engaged in the construction, development or acquisition of real estate projects, in the case of each of (1) and (2), but only to the extent that such Investments are necessary in the reasonable judgment of such Subsidiary for the development and/or completion thereof.”

(t) Section 6.9 of the Credit Agreement is hereby amended by,

(i) replacing clause (a) thereof in its entirety with the following:

“(a) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Disposition (directly or indirectly) of any asset or property of the Borrower or such Subsidiary to any Person (other than any Excluded Disposition and any Disposition contemplated under the Security Documents), except if (i) no Default or Event of Default shall have occurred and be continuing at the time of consummation thereof or would occur as a result of the consummation of such Disposition; (ii) such Disposition is consummated in accordance with Applicable Law and for Fair Market Value; (iii) if applicable, such Disposition is permitted under the BL Facility and the Chubb Facility; and (iv) if applicable, the Loans are prepaid with a portion of the Net Asset Sale Proceeds relating to such Disposition in accordance with Section 2.8(b).”

(ii) deleting clause (c) thereof in its entirety.

(u) Section 6.10 of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

“Section 6.10 Limitation on Restricted Payments. The Borrower shall not make or declare at any time any Restricted Payment.”

(v) Section 6.12 of the Credit Agreement is hereby amended by replacing clause (d) thereof it in its entirety with the following:

“(d) The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, supplement, or otherwise modify any documentation evidencing the BL Facility, the Chubb Facility or the Local Facility, without the prior written consent of the Required Lenders, other than any such amendment or supplement that would not adversely affect the interests of the Lenders hereunder in any material respect.”

(w) Section 7.1 of the Credit Agreement is hereby amended by,

(i) replacing clauses (c) and (o) thereof in their entirety with the following:

“(c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of Sections 5.1, 5.2, 5.3, 5.10, 5.12, 5.13, 5.14, or Article VI or any of the Security Documents; provided, that no Event of Default with respect to Sections 5.13(f) or (g) shall be deemed to occur to the extent that, prior to the date specified in such clause, the assets intended to be pledged or conveyed as Collateral pursuant to the relevant Security Document described in such clause have been the subject of a Disposition and the proceeds of such Disposition have been applied in accordance with Section 2.8(b); or

(o) the Administrative Agent shall cease at any time to have a perfected first priority Lien or second priority Lien, as applicable (subject, in respect of the Reserve Account, to Permitted Encumbrances of the type specified in clause (xiii) of the definition of the term “Permitted Encumbrances”), on all or any portion of the Collateral purported to be encumbered, as applicable, pursuant to the Security Documents; or”

(ii) deleting clause (q) at the end thereof;

(iii) adding the following new clauses (q) and (r) at the end thereof:

“(q) the occurrence of any “Event of Default” under the BL Facility or any “Evento de Incumplimiento” under the Chubb Facility; or

(r) the representations made in Section 5.15 of Clause Fifth of the Second Lien Share Trust Agreement or in Section 5.14 of Clause Fifth of the Corporate Building Trust Agreement shall, at any time, be incorrect.”

(x) Article VIII of the Credit Agreement is hereby amended by adding the following new Section 8.8 at the end thereof:

“Section 8.8 Collateral Matters:

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Financing Document, that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Financing Document.

(b) In case the balance on deposit in the Reserve Account, on any date, is greater than the sum of the aggregate outstanding principal amount of, and interest on, the Loans, and any other amounts due and payable hereunder or under the other Financing Documents as of such date, the Lenders hereby irrevocably authorize the Administrative Agent to, upon the written request of the Borrower, instruct the Reserve Account Financial Institution to withdraw the amount on deposit in the Reserve Account to the extent such amount is directly transferred to the Administrative Agent on account of prepayment of the Loans and any other payment obligation hereunder then outstanding; provided, that nothing herein shall constitute an obligation on the part of the Administrative Agent to comply with any such written request from the Borrower.”

(y) The following Exhibit is added at the end of the list of Exhibits of the Credit Agreement:

“Exhibit N - [**]”

(z) Annex I hereto is added as new Exhibit N to the Credit Agreement.

ARTICLE III

WAIVERS, CONSENTS AND AGREEMENTS

Section 3.1 Waivers. Effective as of the Amendment No. 8 Effective Date, the Lenders hereby agree that,

(a) non-compliance by the Borrower with its obligations under Section 5.1(a) of the Credit Agreement solely with respect to the late delivery of its audited financial statements for the fiscal year of the Borrower ended December 31, 2016 shall not be deemed to constitute an Event of Default so long as such financial statements are delivered to the Administrative Agent on or before June 30, 2017; provided, however that except to the extent expressly set forth in this Section 3.1(a), nothing herein shall release or be deemed to release the Borrower from its obligations under the Financing Documents, including compliance at all times with Section 5.1(a) of the Credit Agreement;

(b) non-compliance by the Borrower with its obligations under Sections 6.1 and 6.6 of the Credit Agreement at any time prior to the Amendment No. 8 Effective Date, solely as a result of executing and performing its obligations under the Chubb Facility, the BL Facility, the BL Security Documents and the Chubb CAM Chile Share Pledge

prior to the Amendment No. 8 Effective Date, shall not be deemed to constitute an Event of Default; provided, however that except to the extent expressly set forth in this Section 3.1(b), nothing herein shall release or be deemed to release the Borrower from its obligations under the Financing Documents, including compliance at all times with Sections 6.1 and 6.6 of the Credit Agreement;

(c) non-compliance by the Borrower with its obligations under Section 6.7(a), Section 6.7(b) and Section 6.7(c) of the Credit Agreement at any time prior to the Amendment No. 8 Effective Date, shall not be deemed to constitute an Event of Default; provided, however that except to the extent expressly set forth in this Section 3.1(c), nothing herein shall release or be deemed to release the Borrower from its obligations under the Financing Documents, including compliance at all times with Section 6.7 of the Credit Agreement;

(d) non-compliance by the Borrower with its obligations under Section 2.8 of the Credit Agreement, solely with respect to the late delivery of the notice of, and late prepayment of the Loans with the proceeds resulting from, the sale of the Borrower’s interests in GMD, Cuartel San Martin, Compania Operadora de Gas del Amazonas S.A., Tecgas Inc. and Promotion Inmobiliaria del Sur S.A., and the application of the proceeds of the Initial GMD Payment in accordance with Section 5.1(f), shall not be deemed to constitute an Event of Default; provided, however that except to the extent expressly set forth in this Section 3.1(d), nothing herein shall release or be deemed to release the Borrower from its obligations under the Financing Documents, including compliance at all times with Section 2.8 of the Credit Agreement; and

(e) non-compliance by the Borrower with its obligations under Section 6.6(a)(iii) of the Credit Agreement, solely as a result of the amount of Indebtedness guaranteed by the Borrower under the Bridge Loan Guarantee exceeding U.S.$120,000,000 due to the dilution of another shareholder of the Concessionaire, shall not be deemed to constitute an Event of Default; provided, however that except to the extent expressly set forth in this Section 3.1(e), nothing herein shall release or be deemed to release the Borrower from its obligations under the Financing Documents, including compliance at all times with Section 6.6 of the Credit Agreement.

Section 3.2 Consents. Effective as of the Amendment No. 8 Effective Date, the Lenders hereby consent to the execution by the Borrower of the BL Facility, the Chubb Facility, the BL Security Documents and the Chubb CAM Chile Share Pledge.

Section 3.3 Almonte and Corporate Buildings. Effective as of the Amendment No. 8 Effective Date, the Lenders hereby agree, promptly and no later than three (3) Business Days following receipt of a notice from the Borrower that it has signed a sale and purchase agreement with respect to the Capital Stock of Almonte held by the trust under the Peruvian Security Trust Agreement or with respect to one or both of the Corporate Buildings held by the trust under the Corporate Building Trust Agreement, as applicable, to instruct La Fiduciaria, S.A., in its capacity as trustee, to (a) terminate, at the expense of the Borrower, the relevant trust and (b) return, at the expense of the Borrower, such Capital Stock of Almonte or such Corporate Buildings, as applicable, to the ownership of the Borrower to permit the Disposition of such assets; provided, that arrangements in substance and form acceptable to the Administrative Agent and the Lenders shall have been made to apply the proceeds from the Disposition of such Capital Stock of Almonte or such Corporate Buildings to the prepayment of the Loans pursuant to Section 2.8 of the Credit Agreement, substantially concurrently with such termination.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 4.1 Authorization, Enforceability.

(a) The execution, delivery and performance by the Borrower of this Amendment is within such Person’s corporate powers and has been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally, or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

(b) The Credit Agreement, as amended by this Amendment, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally, or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

Section 4.2 Governmental Approvals, No Conflict.

(a) All governmental authorizations, if any, and actions of any kind necessary for the due execution, delivery and performance by the Borrower of this Amendment, or required for the validity or enforceability against the Borrower of this Amendment, have been obtained or performed and are valid and subsisting in full force and effect, and the performance thereof as well as the continuing obligations of the Borrower in connection therewith do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority.

(b) This Amendment, the performance thereof and the continuing obligations of the Borrower under or in connection with this Amendment do not and will not violate any Applicable Law, judgment, award, injunction, or similar legal restriction or the memorandum and articles of association, charter, by-laws, estatuto social or other organizational documents of the Borrower or any order of any Governmental Authority.

(c) The Credit Agreement (as amended by this Amendment), the performance thereof and the continuing obligations of the Borrower under or in connection therewith do not and will not violate any Applicable Law, judgment, award, injunction, or similar legal restriction or the memorandum and articles of association, charter, by-laws, estatuto social or other organizational documents of the Borrower or any order of any Governmental Authority.

Section 4.3 Other Loan Documents. The Borrower has delivered to the Administrative Agent a true, correct and complete copy of the Chubb Facility and the BL Facility as in effect on the Amendment No. 8 Effective Date duly executed and delivered by the parties thereto (the “Other Credit Documentation”). No provision of any Other Credit Documentation has been amended, supplemented or modified in any respect. The Other Credit Documentation has been validly authorized, executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower in accordance with the terms thereof. No “default,” “event of default” or similar event has occurred and is continuing under the Other Credit Documentation.

Section 4.4 Outstanding Principal Amount. The outstanding principal amount of the Loans as of the Amendment No. 8 Effective Date (after giving effect to any repayment of the Loans on or prior to such date, if any) is U.S.$116,717,300.71.

Section 4.5 Outstanding Interest Amount. The aggregate accrued and unpaid interest on the Loans as of the Amendment No. 8 Effective Date (after giving effect to any payment of interest on the Loans on or prior to such date, if any) is U.S.$31,746.75.

Section 4.6 No Material Adverse Effect. Since December 31, 2016, there has been no Material Adverse Effect except the termination of the Gasoducto Sur Peruano Concession Agreement.

Section 4.7 No Default. No Default has occurred and is continuing, other than as disclosed by the Borrower to the Lenders, in writing, prior to the date hereof and waived by the Lenders pursuant hereto.

ARTICLE V

CONDITIONS TO EFFECTIVENESS

Section 5.1 Conditions to Effectiveness. This Amendment shall become effective as of the date hereof (the “Amendment No. 8 Effective Date”), subject to the satisfaction of the following conditions on or prior to the date hereof in a manner satisfactory to the Administrative Agent and the Lenders:

(a) Execution of Amendment. The Administrative Agent shall have received a true, correct and complete copy of this Amendment, duly executed and delivered by each of the parties named as a proposed signatory hereto.

(b) Representations and Warranties. (i) Each of the representations and warranties of the Borrower contained in the Credit Agreement (other than Sections 3.1(c), 3.4, 3.19, 3.20, 3.26 and 3.27 thereof), in each of the other Financing Documents and in this Amendment shall be true and correct on and as of the Amendment No. 8 Effective Date, and (ii) the Administrative Agent shall have received a certificate, dated as of the Amendment No. 8 Effective Date and signed by the President or Vice President of the Borrower, certifying as to the matter required in clause (i) above.

(c) Taxes. All applicable taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Amendment, and the other Financing Documents shall have been paid in full.

(d) Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, each dated the Amendment No. 8 Effective Date, in the English language, addressed to the Administrative Agent and the Lenders:

(i) an opinion of Payet, Rey, Cauvi, Perez Abogados, special Peruvian counsel to the Borrower, substantially in the form of Annex II hereto; and

(ii) an opinion of Paul Hastings LLP, special New York counsel to the Borrower, substantially in the form of Annex III hereto.

(e) Fees. The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Amendment No. 8 Effective Date, including reimbursement or payment of all expenses (including fees, charges and disbursements of Muñiz, Ramirez, Perez-Taiman & Olaya Abogados and Skadden, Arps, Slate, Meagher & Flom LLP) required to be reimbursed or paid by the Borrower under the Credit Agreement or under any other Financing Document.

(f) GMD Prepayment. The Borrower shall have made a prepayment of the Loans with the proceeds of the Initial GMD Payment in the amount of U.S.$12,768,686.10, which payment shall have been applied First, to fund the Reserve Account until the balance on deposit therein is U.S.$4,500,000, Second, toward the payment of interest on the amount of principal to be prepaid, and Third, toward the prepayment of principal in direct order of maturity.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests and other communications to any party hereto shall be given or served in the manner contemplated in Section 9.1 of the Credit Agreement.

Section 6.2 No Waiver; Status of Financing Documents.

(a) This Amendment shall not constitute an amendment, supplement or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, supplement, waiver or consent to any action on the part of any party hereto that would require an amendment, supplement, waiver or consent of the Lenders except as expressly stated herein. Except as expressly amended, supplemented or waived hereby, the provisions of the Credit Agreement are and shall remain in full force and effect. No failure or delay on the part of the Lenders in the exercise of any power, right or privilege hereunder or under any other Financing Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Amendment and the other Financing Documents are cumulative to, and not exclusive of, any rights or remedies available at equity or law. Nothing in this Amendment shall constitute a novation of the Borrowers’ obligations under the Credit Agreement or any other Financing Document.

(b) From and after the Amendment No. 8 Effective Date, references in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder,” “hereby,” “herein” and “hereof” or words of like import referring to the Credit Agreement), and references in the other Financing Documents to “the Credit Agreement” (and indirect references such as “thereunder,” “thereby,” “therein” and “thereof” or words of like import referring to the Credit Agreement) shall be deemed to be references to the Credit Agreement, as amended by this Amendment.

Section 6.3 Amendment. This Amendment may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 6.4 Amendment Binding. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and permitted assigns of the parties hereto.

Section 6.5 Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 6.6 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.7 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by e-mail in portable document format (.pdf) or facsimile (with acknowledgment of receipt) will be effective as delivery of a manually executed counterpart of this Amendment.

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Annex I

Exhibit N

[**]

Annex II

Form of Opinion of Borrower’s Peruvian Counsel

[See attached]

June 27, 2017

Each of the Lenders party

to the Credit Agreement referred to below

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent for the Lenders

Ladies and Gentlemen:

We have acted as Peruvian counsel to Grana y Montero S.A.A., a company (sociedad anónima abierta) organized and existing under the laws of Peru (the “Borrower”), in connection with the execution and delivery of the Eight Amendment to the Credit Agreement dated June 27, 2017 (the “Amendment”) under the Credit Agreement, dated as of December 10, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Administrative Agent”), and the Lenders as named in the Credit Agreement.

We are giving this opinion at the request of the Borrower pursuant to section 5.1(d)(i) of the Amendment. Capitalized terms used herein which are defined in the Amendment, the Credit Agreement or in the other Financing Documents (as this term is defined below) shall have the respective meanings set forth therein, unless otherwise defined herein.

In rendering the opinions set forth below, we have examined an executed copy of the following documents (collectively, the “Financing Documents”):

(i)	the Amendment;

(ii)	the Credit Agreement, as modified by the Amendment;

(iii)	the Second Lien Share Trust Agreement (Contrato de Fideicomiso de Acciones CONCAR-GyM) dated June 27, 2017 among the Borrower, the Administrative Agent, Natixis, New York Branch (“Natixis”) and La Fiduciaria S.A., acting as trustee (the “Second Lien Share Trust Agreement”);

(iv)	the Addenda to the Peruvian Security Trust Agreement (Adenda al Contrato de Fideicomiso de Acciones) dated June 27, 2017 among Viva GyM S.A. (“Viva GyM”), the Administrative Agent, Natixis and La Fiduciaria S.A., acting as trustee (the “Addenda to the Peruvian Security Trust Agreement”);

(v)	the Corporate Building Trust Agreement (Contrato de Fideicomiso de Inmuebles) dated June 27, 2017 among the Borrower, the Administrative Agent, Natixis and La Fiduciaria S.A., acting as trustee (the “Corporate Building Trust Agreement”); and,

(vi)	the Amendment Fee Letter dated June 27, 2017 (the “Fee Letter”).

Documents in (iii), (iv) and (v) above are collectively referred to as the “Peruvian Security Documents”.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. In examining the documents, we have assumed, and in giving this opinion, we assume, without independent verification, the genuineness of all signatures on such documents or the originals thereof, the authenticity of all documents submitted to us as originals and the completeness and conformity to original documents of all documents submitted to us as photocopies, telecopied or certified copies and the authenticity of the originals of such copies.

We render this opinion on the following matters only insofar as they are governed by the laws of the Republic of Peru (“Peru”). We have not made any investigation of the laws of any jurisdiction other than aforesaid.

In rendering the opinions expressed below, we have assumed (without investigation on our part), with respect to all of the documents referred to in this opinion letter, save as expressly set forth in the opinions below, as to all parties thereto that:

(a)	all signatories to the Financing Documents (other than the representatives of the Borrower and Viva GyM) have been duly authorized;

(b)	all of the parties to the Financing Documents (other than the Borrower and Viva GyM) are duly organized and validly existing;

(c)	all of the parties to the Financing Documents (other than the Borrower and Viva GyM) have the power and authority to execute, deliver and perform such documents; and

(d)	the execution, delivery and performance of each of their obligations under the Financing Documents does not and will not violate, breach or constitute a default under, or require any consent under, (i) any statute, rule, law or regulation to which the parties to the Financing Documents (other than the Borrower and Viva GyM) are subject, or (ii) except to the extent expressly covered by our opinion 3(iii) below, any order, writ, injunction or decree of any court or governmental authority or any arbitral award, or (iii) any agreement or instrument to which the parties to the Financing Documents (other than the Borrower and Viva GyM) or their property are subject.

Based upon the foregoing and subject to the limitations set forth herein, and having considered such questions of Peruvian law, as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	The Borrower and Viva GyM (i) have been duly organized and are validly existing under the laws of Peru, and (ii) are duly registered companies with the Peruvian Public Registries and are duly qualified and authorized to do business in Peru as now conducted.

2.	The Borrower and Viva GyM (i) have the corporate power and authority necessary to enter into and perform each of the Financing Documents to which they are a party, (ii) have duly executed and delivered each of the Financing Documents to which they are a party, and (iii) the officers who signed the Financing Documents to which they are a party have the power to execute them on behalf of the Borrower and Viva GyM. Each Financing Document to which the Borrower and Viva GyM is a party, as applicable, is its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, transfer or similar laws affecting the enforcement of creditors’ rights generally.

3.	The execution, delivery and performance by the Borrower and Viva GyM of each of the Financing Documents to which they are a party, and the consummation of the transactions contemplated thereunder, have been duly authorized by all necessary corporate action, and do not (i) contravene any of their organizational documents, or (ii) violate any applicable law, rule or regulation in Peru or Peruvian public policy, or (iii) to the extent of our knowledge (without having made a legal review on the situation of the Borrower and Viva GyM), violate any order, writ, injunction or decree of any governmental authority in Peru or any arbitral award in Peru notified to the Borrower or to Viva GyM.

4.	The Second Lien Share Trust Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and, therefore, the “Bienes Fideicometidos” (as this term is defined in the Second Lien Share Trust Agreement) have been effectively fiduciary assigned by the Borrower to La Fiduciaria S.A., acting as trustee, as of such date. The Second Lien Share Trust Agreement (i) creates a valid and perfected first priority lien (subordinated to the Peruvian Share Pledge Agreement) on all of the Borrower’s shares in GyM and Concar in favor of the Administrative Agent, for the benefit of the Lenders and (ii) does not affect the validity and enforceability of the Peruvian Share Pledge Agreement.

Upon (i) registration of the Second Lien Share Trust Agreement before the “Registro Mobiliario de Contratos” and (ii) an annotation being made in respect of the Second Lien Share Trust Agreement in each of GyM and Concar’s stock ledger, said agreement will have erga omnes effects with respect to any third parties.

5.	The Addenda to the Peruvian Security Trust Agreement is the legal, valid and binding obligation of Viva GyM, enforceable against the Borrower and Viva GyM in accordance with its terms, and, therefore, the amendments provided therein are effective among the parties, as of such date. The execution of the Addenda to the Peruvian Security Trust Agreement does not affect the validity and enforceability of the Peruvian Security Trust Agreement.

Upon (i) registration of the Addenda to the Peruvian Security Trust Agreement before the “Registro Mobiliario de Contratos” and (ii) an annotation being made in respect of the Addenda to the Peruvian Security Trust Agreement in Almonte’s stock ledger, said agreement will have erga omnes effects with respect to any third parties.

6.	The Corporate Building Trust Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and, therefore, the “Bienes Fideicometidos’ (as this term is defined in the Corporate Building Trust Agreement) have been effectively fiduciary assigned by the Borrower to La Fiduciaria S.A., acting as trustee, as of such date. The Corporate Building Trust Agreement (i) creates a valid and perfected first priority lien (subordinated to the Peruvian Mortgage Agreement) on the Corporate Buildings in favor of the Administrative Agent, for the benefit of the Lenders and (ii) does not affect the validity and enforceability of the Peruvian Mortgage Agreement.

Upon registration of the Corporate Building Trust Agreement before the “Registro Mobiliario de Contratos” and the “Registro de Propiedad Inmueble” in Lima, said agreement will have erga omnes effects with respect to any third parties.

7.	Other than as set forth in Sections 4, 5 and 6 above, it is not necessary under the laws of Peru that any Peruvian Security Documents be filed, registered or recorded before or with any court or public office or that any stamp or similar tax be paid on or in respect thereof in order to create any rights thereunder.

8.	No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Peruvian governmental authority is required to authorize, or is required in connection with the remittance to the Administrative Agent of all monies payable in respect of the Financing Documents.

There is no foreign exchange or other restrictions in effect in Peru adversely affecting the ability or right of the Borrower or Viva GyM to acquire and to remit to the Administrative Agent Dollars to pay and satisfy the Borrower and Viva GyM’s obligations under the Financing Documents.

A judgment issued by a Peruvian court may be expressed in a currency other than Peruvian currency if the parties to the relevant agreement convened in paying the obligations arising thereunder in such foreign currency.

9.	No authorization or approval or other action by, or notice to or filing with, any governmental authority is required for the due execution and delivery by the Borrower of the Amendment, the Peruvian Security Documents or the Fee Letter, or for the performance by the Borrower or Viva GyM of the Credit Agreement (as amended by the Amendment), the Peruvian Security Documents or the Fee Letter, or for the validity or enforceability of the Financing Documents or for the enforcement of the rights and remedies of each of the Lenders and the Administrative Agent under the Financing Documents.

10.	The Borrower’s obligations under the Financing Documents, rank and will, under current law, at least pari passu in priority of payment and in all other respects with all present or future unsecured and unsubordinated Indebtedness of the Borrower.

11.	The appointment of the Process Agent as the agent for service of process of the Borrower is legal, valid and binding under the laws of Peru, and a court sitting in Peru would recognize such appointment.

12.	Each of the Financing Documents is in proper legal form under the laws of Peru for the enforcement thereof against the Borrower and Viva GyM, in accordance with their terms; provided that the enforcement or admissibility into evidence before the Peruvian courts of any Financing Document governed by the laws of New York is subject to (1) the filing of such documents with the courts of Peru, (2) such document must be translated into Spanish by a duly authorized translator (traductor oficial), and (3) the party seeking enforcement must pay court taxes at a rate that will depend upon the jurisdiction in which enforcement is sought.

13.	Neither the Lenders nor the Administrative Agent shall be deemed to be resident, domiciled or carrying out business in Peru, or subject to taxation in Peru (except for the Peruvian Income Tax (Impuesto a la Renta) withholding at a rate of 4.99% (subject to the compliance with certain conditions) applicable on interest, fees and commissions paid by the Borrower or Viva GyM and deemed income of a Peruvian source) by reason only of the execution, delivery, performance and/or enforcement of the Financing Documents.

14.

The choice of New York law under the Amendment and the Fee Letter is valid, binding and enforceable against the Borrower, provided it does not conflict with Peruvian provisions related to international public policy or good morals. We have no reason to believe the choice of New York law under the abovementioned agreements would conflict with Peruvian provisions related to international public policy or good morals.

The Borrower’s submission to jurisdiction and consent to service of process is valid, binding and effective.

15.	A final, non-appealable judgment against the Borrower in respect of the Amendment or the Fee Letter, or the Credit Agreement as amended by the Amendment, obtained from the New York State courts in New York or federal courts of the United States of America sitting in the Southern District of New York, will be recognized and enforceable against the Borrower in the competent courts of the Republic of Peru without re-examination, review of the merits of the cause of action in respect of which such judgment was given or relitigation of the merits adjudicated upon, provided that the following conditions are met:

(i)	such judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts (e.g., when dealing with the in rem rights incorporated over tangible assets located in Peru);

(ii)	the court rendering such judgment had jurisdiction under its own private international law rules and under international rules on jurisdiction;

(iii)	the defendant was served with process in accordance with the laws of the place where such court sits, was granted a reasonable opportunity to appear before such foreign court and was guaranteed due process rights;

(iv)	the judgment has the status of res judicata in the jurisdiction of the court rendering such judgment;

(v)	there is no pending litigation in Peru between the same parties for the same dispute, which shall have been initiated before the commencement of the proceeding that concluded with the foreign judgment;

(vi)	such judgment is not incompatible with another enforceable judgment in Peru unless such foreign judgment was rendered first;

(vii)	such judgment is not contrary to the public order or good morals of Peru; and

(viii)	there is a treaty between Peru and the country in which such judgment has been rendered, and the provisions of such treaty shall apply. In the absence of a treaty, the reciprocity rule is applicable (such reciprocity being presumed), under which a judgment given by a foreign competent court will be admissible in the Peruvian courts and will be enforceable thereby, except if according to such foreign law (a) judgments issued by Peruvian courts are not admissible in such foreign country, or (y) judgment issued by Peruvian courts are subject to re-examination by such competent court of the issues dealt with therein.

As of this date, there is no treaty between Peru and the United States of America on the enforcement of foreign judicial resolutions. However, we have no reason to believe that any obligation under the Amendment or the Credit Agreement as amended by the Amendment would be contrary to Peruvian public policy and international treaties to which Peru is subject or generally accepted principles of international law.

Assuming that the foreign final judgment complies with the standards set forth in this opinion, and in the absence of any condition referred to above which would render a foreign judgment unenforceable, the respective parties would be entitled to enforce such judgment in Peru by proceedings for the enforcement of a foreign final judgment under the laws of Peru.

16.	Pursuant to Peruvian laws, neither the Borrower or Viva GyM or their properties enjoy any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any of the Financing Documents. The Borrower and Viva GyM are subject to civil and commercial law with respect to their obligations under each of the Financing Documents, and the execution, delivery and performance by the Borrower and Viva GyM of their obligations thereunder constitute private and commercial acts rather than public or governmental acts.

17.	It is not necessary under the laws of Peru (i) in order to enable any person to exercise or enforce its rights under any Financing Document, or (ii) by reason of any person being or becoming a party to any Financing Document or by reason of the performance by any person of its obligations thereunder or in respect thereof; that such person should be licensed, qualified or otherwise entitled to carry on business in Peru.

The foregoing opinions are subject to the following limitations and qualifications:

A.	The enforceability of each Financing Documents against the Borrower and Viva GyM may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, proceso concursal and other similar laws relating to or affecting creditors’ rights generally by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing, and by any principles of public policy (orden público) and good morals in force in Peru.

B.	The above opinions are hereby specifically qualified by reference to and are based solely upon laws, rulings and regulations of Peru in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.

This opinion is addressed to you and, other than as set forth below, is solely for your benefit, and only in connection with the transactions contemplated by the Financing Documents. A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement or to prospective Lenders. Any such Person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof. Additionally, this opinion may be disclosed on a non-reliance basis (i) to governmental authorities, provided that such disclosure is made in accordance with applicable laws, and (ii) to legal advisers and auditors of the Administrative Agent or the Lenders. Save for the foregoing, this opinion may not be relied upon by you for any other purpose or furnished to, circulated, quoted or relied upon by any other person for any purpose without our prior written consent.

Very truly yours,

PAYET, REY, CAUVI, PÉREZ ABOGADOS

Annex III

Form of Opinion of Borrower’s New York Counsel

[See attached]

June 27, 2017

To the Addressees listed on Schedule 1:

Ladies and Gentlemen:

We have acted as special New York counsel to Graña y Montero S.A.A., a sociedad anónima abierta organized under the laws of Peru (the “Borrower”) in connection with the Eighth Amendment to Credit Agreement dated as of June 27, 2017 (the “Amendment”), among the Borrower, the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent. This opinion letter is being delivered to you pursuant to Section 5.1(d)(ii) of the Amendment. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amendment.

In rendering the opinions expressed below, we have examined a copy or an original of:

(i)	the Credit Agreement dated as of December 10, 2015, among the Borrower, the Lenders party thereto and the Administrative Agent (the “Credit Agreement”);

(ii)	the Amendment; and

(iii)	the Amendment Fee Letter dated as of June 27, 2017, between the Borrower and the Administrative Agent (the “Amendment Fee Letter” and, together with the Amendment, the “Opinion Documents”).

For purposes of this opinion letter, the Opinion Documents together with the Credit Agreement (as amended by the Amendment) are referred to herein as the “Covered Documents”.

In our examination and in rendering the opinions expressed below we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity with authentic original documents of all documents, corporate records, certificates and other instruments reviewed by us; that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, corporate records, certificates and other instruments reviewed by us conform to such original documents, corporate records, certificates and other instruments; and the legal capacity and competency of all individuals executing documents. When relevant facts were not independently established, we have relied, without special investigation, upon representations and warranties made in or pursuant to the Covered Documents or in certificates delivered by or on behalf of the Borrower pursuant thereto or in connection therewith. We have assumed that each party to the Covered Documents is duly organized and validly existing, has the power and authority to execute, deliver and perform the Covered Documents to which it is a party, has taken all action necessary to authorize the execution, delivery and performance of the Covered Documents to which it is a party, has duly executed and delivered the Covered Documents to which it is a party and, except to the extent expressly covered by our opinion 3 below, all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), and filings or registrations with, any governmental or regulatory authority or agency required for the execution, delivery and performance of the Covered Documents to which it is a party have been obtained or made and are in effect. We have also assumed that: (i) each Covered Document is the valid and binding obligation of each of the parties thereto (other than the Borrower) under New York law, enforceable against such parties (other than the Borrower) under New York law in accordance with its terms and has not been amended or terminated orally or in writing; (ii) that there are no agreements or understandings between or among any of the parties to the Covered Documents or third parties that would expand, modify or otherwise affect the terms of the Covered Documents or the respective rights or obligations of the parties thereunder; (iii) the statements in respect of factual matters contained in the certificates and comparable documents of public officials, officers and representatives of the Borrower and other Persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (iv) the officers and directors of the Borrower have properly exercised their fiduciary duties; and (v) the rights and remedies set forth in the Covered Documents will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of, or other holders of equity interests in the Borrower. We have assumed that the Borrower is not a party to any agreement or subject to any writ or order, that might affect any of our opinions below, and we express no opinion as to any agreements or understandings between and among any of the parties to the Covered Documents or third parties that would expand, modify or otherwise affect the terms of the Covered Documents or the respective rights or obligations of the parties thereunder or the effect of such agreement or understandings on the Covered Documents (other than any such agreement or understanding contained in the Covered Documents). As to all questions of fact material to this opinion letter, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers and representatives of the Borrower and upon the representations and warranties of the Borrower contained in the Covered Documents.

We have been retained as a special New York counsel to the Borrower in connection with the transactions contemplated by the Opinion Documents and have not represented the Borrower in a general capacity and are not familiar with the nature and full extent of the Borrower’s assets, activities, characteristics and operations. Accordingly, we have assumed that the assets, activities and operations of the Borrower are not of such nature as to cause the transactions contemplated by the Covered Documents to be governed by laws or regulations of the State of New York or of the United States of America applicable only because of particular assets, activities, characteristics or operations and not applicable to business corporations generally. We have also assumed that the Borrower is in compliance with all laws and regulations applicable to it because of the nature of its assets, activities and operations (and other characteristics) if non-compliance impairs or affects the enforceability of the Covered Documents, that the execution, delivery and performance of the Covered Documents will not violate any of those laws or regulations, and that none of those laws or regulations prohibits, invalidates or affects the execution, delivery or performance of the Covered Documents by the Borrower.

Based upon and subject to the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1. Each Covered Document constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

2. The execution and delivery by the Borrower of each Opinion Document do not, and the performance by the Borrower of its obligations under each Covered Document will not, cause the Borrower to violate any applicable law of the State of New York or federal law of the United States of America as such laws are in effect on the date hereof.

3. No order, consent, license, approval, authorization or validation of, or filing, recording or registration with, or exemption by, any federal or New York State governmental body or authority is required to be obtained or made by the Borrower in connection with the execution and delivery by the Borrower of each Opinion Document and the performance by the Borrower of each Covered Document.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws or other federal or state securities laws; (ii) Federal Reserve Board margin regulations; (iii) pension or employee benefit laws, e.g., ERISA; (iv) federal or state antitrust, trade or unfair competition laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and the Exon-Florio Act; (v) the statutes, ordinances, administrative decisions or rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vi) federal or state environmental laws; (vii) federal or state land use, building codes or subdivision laws; (viii) federal or state tax laws; (ix) federal or state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (x) federal patent, copyright or trademark, state trademark or other federal or state intellectual property laws; (xi) federal or state racketeering laws, e.g., RICO; (xii) federal or state health care laws or federal or state safety laws, e.g., OSHA; (xiii) federal or state laws concerning aviation, vessels, railways or other means of transportation; (xiv) federal or state laws concerning public utilities; (xv) federal or state labor or employment laws; (xvi) federal or state laws or policies concerning (A) national or local emergencies, (B) possible judicial deference to acts of sovereign states including judicial acts, or (C) criminal or civil forfeiture laws; (xvii) federal or state banking or insurance laws; (xviii) export, import or customs laws; (xix) anti-terrorism orders, as the same may be renewed, extended, amended or replaced, or any federal, state or local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements or policies relating to the same, including, without limitation, Executive Order 13224, effective September 24, 2001; (xx) the USA Patriot Improvement and Reauthorization Act of 2005, its successor statutes or similar statutes in effect from time to time, or the policies promulgated thereunder or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; (xxi) federal or state laws concerning bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; or (xxii) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); or, in the case of each of the foregoing, any rules or regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

B. Our opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) the effect of public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); (iii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law; and (iv) the possible judicial application of foreign laws or foreign governmental action affecting the rights of creditors generally.

C. We express no opinion with respect to (i) the truth of the factual representations and warranties contained in the Covered Documents, (ii) the effect of the law of any jurisdiction other than the State of New York that limits the rates of interest legally chargeable or collectible, or (iii) any document or agreement other than the Covered Documents, regardless of whether such document or agreement is referred to in the Covered Documents.

D. The enforceability of provisions in any Covered Document to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

E. We express no opinion with respect to the effect that the introduction of extrinsic evidence as to the meaning of the Covered Documents may have on the opinions expressed herein.

F. No opinion is expressed herein with respect to the validity, binding effect or enforceability of: (i) any provision of any Covered Document allowing any party to exercise any remedial rights without notice to the Borrower; (ii) any waiver of demand or notice by the Borrower, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, in either case to the extent contained in any Covered Document; (iii) any provision of any Covered Document purporting to prohibit, restrict or condition the assignment of any agreement or instrument to the extent the same is rendered ineffective by Sections 9-401 and 9-406 through 9-409 of the Uniform Commercial Code as in effect in a relevant jurisdiction; (iv) any provision of any Covered Document purporting to establish evidentiary standards; (v) any provision of any Covered Document purporting to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to such Covered Document; (vi) any provision of any Covered Document requiring a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person; (vii) any provision of any Covered Document requiring waivers or amendments to be in writing insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (viii) any provision of any Covered Document stating that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (ix) any liquidated damage or other provision of any Covered Document that imposes (or is deemed or construed to impose) a penalty or forfeiture; (x) any provision of any Covered Document purporting to limit the liability of any party thereto to third parties; (xi) any provision of any Covered Document stating that time is of the essence; (xii) any provision of any Covered Document that constitutes (or is construed to constitute) an agreement to agree; (xiii) any right of setoff to the extent asserted by a participant in the rights of a Lender under any Covered Document; or (xiv) any provision regarding “bail-in” statutes or similar laws.

G. The enforceability of any indemnification obligation contained in any Covered Document may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability of its own action or inaction, to the extent that the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

H. We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit or (ii) the waiver of inconvenient forum under any Covered Document with respect to proceedings in the United States District Court for the Southern District of New York.

I. We express no opinion with respect to the validity, binding effect or enforceability of any provision of any Covered Document insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, other than the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Covered Documents (subject, however, to the extent limited by the Constitution of the United States and by Section 1-301 of the New York Uniform Commercial Code), and the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Covered Documents.

J. The opinions expressed above relate only to those laws and regulations (other than the Excluded Laws) that, in our experience, are generally applicable to transactions in nature of those contemplated by the Covered Documents between unregulated parties. Without limitation of the foregoing, we express no opinion as to the effect of, or as to compliance by the Borrower with, any law or regulation that may be applicable to the transactions contemplated by the Covered Documents because of the nature of the business conducted by the Borrower or its subsidiaries.

K. We express no opinion as to the effect on our opinions regarding the Covered Documents arising out of the status of activities of, or laws applicable to, the Administrative Agent, the Lenders or any other party, if any, to the Covered Documents (other than the Borrower under federal laws of the United States of America or laws of the State of New York), and, without limiting the foregoing, we are not expressing any opinion as to the effect of compliance or non-compliance by such parties with any state or federal laws or regulations applicable to the transactions contemplated by the Covered Documents because of the nature of any of their businesses.

L. We note that effective enforcement of a foreign currency claim in the courts of the State of New York or U.S. federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of the claim), or a claim with respect to any guarantee of the claim, be converted into U.S. dollars at the rate of exchange prevailing on the date of the judgment or decree by the New York court or U.S. federal court.

M. We express no opinion as to the enforceability of any provision relating to the severability of the provisions in any Covered Document.

N. We express no opinion with respect to (i) the right, title or interest of the Borrower in or to any property, (ii) the creation, perfection or validity of any security interests or liens or (iii) priority of any security interest or liens.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, the qualification set forth in paragraph A with respect to Excluded Laws), we express no opinion with regard to any law other than, as in effect on the date of this opinion letter, (i) the federal laws of the United States of America and (ii) the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

The opinions expressed herein are rendered on and as of the date hereof and are not to be deemed to have been reissued or updated by any subsequent delivery of a copy hereof. We assume no obligation to advise you as to any legal development or factual matter arising subsequent to the date hereof that might affect the opinions expressed herein.

The opinions expressed herein are to be governed by the law of the State of New York and shall be construed in accordance with the customary practice in New York of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kinds contained herein.

This opinion letter is provided to you by us as special New York counsel to the Borrower pursuant to Section 5.1(d)(ii) of the Amendment and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Opinion Documents without our prior written consent in each case.

[Signature page follows]

Very truly yours,

Schedule 1

Addresses

•	Credit Suisse AG, Cayman Islands Branch, in its capacity as Administrative Agent;

•	Credit Suisse AG, Cayman Islands Branch, in its capacity as Lender;

•	Caterpillar Financial Services Corporation, in its capacity as Lender;

•	Banco de Occidente (Panama), S.A., in its capacity as Lender;

•	Banco de Crédito del Perú, in its capacity as Lender;

•	Inteligo Bank Ltd, in its capacity as Lender; and

•	ICBC Peru Bank, n its capacity as Lender.

Signature Page

Eighth Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Yours truly,

GRAÑA Y MONTERO S.A.A., as Borrower

By:	/s/ Mónica Miloslavich Hart
Name: Mónica Miloslavich Hart
Title: Representative

By:	/s/ Luis Diaz Olivero
Name: Luis Díaz Olivero
Title: Representative

Signature Page

Eighth Amendment to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ Andreas Schenk Caviezel
Name: Andreas Schenk Caviezel
Title: Managing Director

By:	/s/ Hieu Pham
Name: Hieu Pham
Title: Director

Signature Page

Eighth Amendment to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Andreas Schenk Caviezel
Name: Andreas Schenk Caviezel
Title: Managing Director

By:	/s/ Hieu Pham
Name: Hieu Pham
Title: Director

Signature Page

Eighth Amendment to Credit Agreement

CATERPILLAR FINANCIAL SERVICES CORPORATION, as Lender

By:	/s/ Karen Johnson
Name: Karen Johnson
Title: Credit & Operations Manager

Signature Page

Eighth Amendment to Credit Agreement

BANCO DE OCCIDENTE (PANAMA), S.A., as Lender

By:	/s/ Carlos Echeverri
Name: Carlos Echeverri
Title: General Manager

Signature Page

Eighth Amendment to Credit Agreement

BANCO DE CRÉDITO PERÚ, as Lender

By:	/s/ Alessandro Molinari
Name: Alessandro Molinari
Title: Gerente de Negocios

By:	/s/ Fernando Kaelin
Name: Fernando Kaelin
Title: Gerente Adjunto de Negocios

Signature Page

Eighth Amendment to Credit Agreement

INTELIGO BANK LTD, as Lender

By:	/s/ Roberto Hoyle
Name: Roberto Hoyle
Title: Chairman

By:	/s/ Reynaldo Roisenvit
Name: Reynaldo Roisenvit
Title: Executive Director

Signature Page

Eighth Amendment to Credit Agreement

ICBC PERU BANK as Lender

By:	/s/ Eduardo Patsiash M.
Name: Eduardo Patsiash M.
Title: Deputy General Manager

By:
Name:
Title: